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Filed pursuant to Rule 424(b)(2)
Registration No. 333-109132

Prospectus Supplement
March 11, 2004
(To Prospectus dated October 14, 2003)

$1,000,000,000

Abbott Laboratories

$500,000,000 3.75% Notes due 2011
$500,000,000 4.35% Notes due 2014

        Abbott is offering $500,000,000 aggregate principal amount of 3.75% Notes due 2011 (the "2011 Notes") and $500,000,000 aggregate principal amount of 4.35% Notes due 2014 (the "2014 Notes", and together with the 2011 Notes, the "Notes").

        Abbott will pay interest on the Notes on March 15 and September 15 of each year, beginning on September 15, 2004. The 2011 Notes will mature on March 15, 2011 and the 2014 Notes will mature on March 15, 2014. Abbott may redeem some or all of the Notes at any time and from time to time at the redemption price described in this prospectus supplement in the section entitled "Description of Notes—Redemption of the Notes."

        The Notes will be Abbott's general unsecured senior obligations and will rank equally with all of its other unsecured senior indebtedness from time to time outstanding.

	Per 2011 Note	Per 2014 Note	Total
Public offering price(1)	99.854%	99.872%	$998,630,000
Underwriting discount	.625%	.650%	$6,375,000
Offering proceeds to Abbott, before expenses(1)	99.229%	99.222%	$992,255,000

(1)
Plus accrued interest, if any, from March 18, 2004, if settlement occurs after that date.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the Notes to investors on or about March 18, 2004 only in book-entry form through the facilities of The Depository Trust Company.

For 2011 Notes
Joint Book-Running Managers
ABN AMRO Incorporated		Morgan Stanley
Joint Lead Manager
Banc One Capital Markets, Inc.
Co-Managers
BNP Paribas	Harris Nesbitt	ING Financial Markets
Lazard	SG Cowen	The Williams Capital Group, L.P.

For 2014 Notes
Joint Book-Running Managers
Citigroup		Morgan Stanley
Joint Lead Manager
Wachovia Securities
Co-Managers
BNP Paribas	Harris Nesbitt	ING Financial Markets
Lazard	SG Cowen	The Williams Capital Group, L.P.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus	2
Abbott Laboratories	2
Use of Proceeds	2
Description of Debt Securities	3
Plan of Distribution	11
Legal Opinions	12
Experts	12
Where You Can Find More Information	13

        You should rely only on the information contained or incorporated by reference in this document or to which Abbott has referred you. Neither Abbott nor the underwriters have authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this document is accurate only as of the date of this document or as of the date of such incorporated information, as applicable.

        Unless otherwise provided or the context requires, references in this prospectus supplement and the accompanying prospectus to "Abbott" are to Abbott Laboratories and its consolidated subsidiaries.

S-i

ABBOTT LABORATORIES

        Abbott Laboratories is an Illinois corporation, incorporated in 1900. Abbott's principal business is the discovery, development, manufacture, and sale of a broad and diversified line of health care products.

        Abbott has five reportable revenue segments: Pharmaceutical Products, Diagnostic Products, Hospital Products, Ross Products, and International. Abbott also has a 50 percent owned joint venture, TAP Pharmaceutical Products Inc.

        In August 2003, Abbott announced a plan to create a separate publicly traded company for its existing core hospital products business. The new company, Hospira, Inc., will own the worldwide core hospital products business historically conducted by Abbott including: medication delivery systems, such as electronic drug delivery systems and infusion therapy, and critical care devices; specialty injectable pharmaceuticals, including generic and proprietary products; and injectable pharmaceutical contract manufacturing. Hospira will include most of Abbott's Hospital Products segment and portions of Abbott's International segment. Abbott will retain all of its other pharmaceutical, diagnostic, and nutritionals businesses. In addition, Abbott is retaining the following businesses that have historically been part of Abbott's hospital products business: hospital operating room pharmaceuticals, proprietary hospital pharmaceuticals, pain management products, vascular devices and the orthopedic devices business. Hospira is expected to be spun off in the first half of 2004, pending final approval of the transaction by the Abbott Board of Directors. All of the shares of Hospira common stock will be distributed to Abbott shareholders on a pro rata basis.

Pharmaceutical Products

        The Pharmaceutical Products segment's products include a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

        The principal products included in the Pharmaceutical Products segment are:

  •
  Depakote®, an agent for the treatment of epilepsy, migraine, and bipolar disorder;

  •
  the anti-infectives clarithromycin, sold in the United States under the trademark Biaxin® and Omnicef®, an oral cephalosporin antibiotic;

  •
  TriCor®, for the treatment of elevated triglycerides;

  •
  Synthroid®, for the treatment of hypothyroidism;

  •
  Mavik® and Tarka®, for the treatment of hypertension;

  •
  Meridia®, for the treatment of obesity;

  •
  the anti-virals Kaletra® and Norvir®, protease inhibitors for the treatment of HIV infection; and

  •
  Humira®, for the treatment of rheumatoid arthritis.

In addition, through an agreement with Boehringer Ingelheim, the Pharmaceutical Products segment co-promotes and distributes Flomax® for the treatment of benign prostatic hyperplasia, Micardis® for the treatment of hypertension, and Mobic® for the treatment of arthritis.

        The Pharmaceutical Products segment markets its products in the United States and generally sells its products directly to wholesalers, government agencies, health care facilities and independent retailers from Abbott-owned distribution centers and public warehouses. This segment directs its primary marketing efforts toward securing the prescription of Abbott's brand of products by physicians. Managed care purchasers (for example, health maintenance organizations and pharmacy benefit managers) and state and federal governments and agencies (for example, the Department of Veterans Affairs and the Department of Defense) are also important customers.

        Competition in the Pharmaceutical Products segment is generally from other health care and pharmaceutical companies. The search for technological innovations in pharmaceutical products is a significant aspect of competition in this segment. The introduction of new products by competitors and changes in medical practices and procedures can result in product obsolescence in the Pharmaceutical Products segment, and price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products which are off-patent.

Diagnostic Products

        The Diagnostic Products segment's products include diagnostic systems and tests for blood banks, hospitals, commercial laboratories, alternate-care testing sites and consumers. In the first quarter of 2004, Abbott acquired i-STAT Corporation, a leading manufacturer of point-of-care diagnostic systems for blood analysis. On January 13, 2004, Abbott and TheraSense, Inc. announced that the companies had entered into an agreement and plan of merger for Abbott to acquire all of the capital stock of TheraSense. TheraSense develops, manufactures and markets FreeStyle® blood glucose self-monitoring systems, and is a leader in developing systems that feature a very small sample size, rapid test results and less painful testing. The acquisition is subject to approval by regulatory agencies, satisfaction of customary closing conditions and approval by holders of a majority of TheraSense common stock.

        The principal products included in the Diagnostic Products segment are:

  •
  systems and reagents used to perform immunoassay tests, including Architect®, AxSYM®, IMx®, Abbott Quantum™, Commander®, Abbott PRISM®, TDx®, and TDxFlx®;

  •
  screening and diagnostic tests for hepatitis B, HTLV-I/II, hepatitis B core, and hepatitis C;

  •
  tests for detection of HIV antibodies and antigens, and other infectious disease detection systems, including Determine®;

  •
  tests for determining levels of abused drugs;

  •
  physiological diagnostic tests;

  •
  cancer monitoring tests, including tests for prostate specific antigen (PSA);

  •
  therapeutic drug monitoring tests;

  •
  fertility and pregnancy tests;

  •
  the Murex® line of microtiter-based immunoassay test kits;

  •
  the Vysis® product line of genomic-based tests, including the PathVysion® HER-2 DNA probe kit and the UroVysion™ bladder cancer recurrence kit;

  •
  clinical chemistry systems such as Architect® c8000®, Abbott Spectrum®, and Aeroset®;

  •
  a full line of hematology systems and reagents known as the Cell-Dyn® series; and

  •
  the MediSense® product line of blood glucose monitoring meters, test strips, data management software and accessories for people with diabetes, including Precision Xtra™, MediSense Optium™, Sof-Tact® (marketed in Europe as Soft-Sense®), Precision Q.I.D.®, MediSense II™, TrueMeasure® strips, Precision Link® Direct, and Precision® Sure-Dose® insulin syringes.

In addition, under its strategic alliance with Celera Diagnostics, a joint venture between the Applied Biosystems Group and the Celera Genomics Group of Applera Corporation, the Diagnostic Products segment develops, manufactures and markets a broad range of in vitro molecular diagnostic products for disease detection, disease progression monitoring and therapy selection. Through a sales and marketing agreement with Enfer Scientific Ltd., the Diagnostic Products segment also distributes diagnostic tests in Europe and Japan that are used to detect bovine spongiform encephalopathy (BSE) in cattle.

        The Diagnostic Products segment markets its products worldwide. These products are generally marketed and sold directly to hospitals, laboratories, clinics, and physicians' offices from Abbott-owned distribution centers and public warehouses. Outside the United States, sales are made either directly to customers or through distributors, depending on the market served. Blood glucose monitoring meters and test strips for people with diabetes are also sold over the counter to consumers.

        The Diagnostic Products segment's products are subject to competition in technological innovation, price, convenience of use, service, instrument warranty provisions, product performance, long-term supply contracts, and product potential for overall cost-effectiveness and productivity gains. Some products in this segment can be subject to rapid product obsolescence. Although Abbott has benefited from technological advantages of certain of its current products, these advantages may be reduced or eliminated as competitors introduce new products. Certain of this segment's products are subject to restrictions on their sale in the United States.

Hospital Products

        The Hospital Products segment's products include acute care injectable drugs and systems, intravenous and irrigation solutions and electronic drug delivery systems, anesthesia, pain management, renal care, cardiovascular drugs and devices, and spinal fixation products. In the third quarter of 2003, Abbott acquired Integrated Vascular Systems, Inc., a developer of a novel vessel closure technology. In the second quarter of 2003, Abbott acquired Spinal Concepts, Inc., a marketer of spinal fixation products used in the treatment of spinal disorders. In the second quarter of 2003, Abbott also acquired the assets of JOMED N.V.'s coronary and peripheral interventional business line.

        The principal products included in the Hospital Products segment are:

  •
  acute care injectable drugs and systems, including: (i) hospital injectables, such as Carpuject®, Corlopam®, and FirstChoice® generics, (ii) premixed intravenous drugs in various containers, and (iii) the ADD-Vantage® system;

  •
  intravenous and irrigation solutions and electronic drug delivery systems, including: (i) the Nutrimix® nutritional delivery system, (ii) intravenous solutions and related administration equipment sold as the LifeCare® line of products, (iii) irrigation solutions, (iv) LifeShield™ needleless products, (v) Venoset® products, (vi) parenteral nutritionals such as Aminosyn® and Liposyn®, (vii) Plum®, Omni-Flow®, GemStar®, and Abbott AIM® electronic drug delivery systems, (viii) patient-controlled analgesia systems, and (ix) Transpac® monitors and Opticath® and OptiQ™ advanced sensor catheters for hemodynamic monitoring;

  •
  anesthesia, including: (i) anesthetics, such as Pentothal®, Amidate®, Ultane®, isoflurane, enflurane and neuromuscular blockers, and (ii) Precedex® for sedation;

  •
  pain management, including products for pain, anxiety, and nausea associated with surgery;

  •
  renal care, including Calcijex® and Zemplar®, injectable agents for treatment of bone disease in hemodialysis patients;

  •
  cardiovascular drugs and devices, including: (i) Abbokinase®, a thrombolytic drug, (ii) coronary stents, (iii) Perclose A-T™ and Chito-Seal™ vessel closure products, and (iv) peripheral wires, catheters, and other specialty cardiac products; and

  •
  spinal fixation products including, Spinal Concepts Infix®, BacFix®, Pathfinder™, and Insight™ spinal orthopedic products.

        The Hospital Products segment's principal products also include venipuncture products and Faultless® rubber sundry products.

        The Hospital Products segment markets its products primarily in the United States. This segment's products are generally distributed from Abbott-owned distribution centers and public warehouses to wholesalers and directly to hospitals, integrated delivery networks and other alternate site locations where patient care is delivered. The Hospital Products segment also develops and manufactures injectable pharmaceuticals for other companies.

        Products in the Hospital Products segment are subject to competition in long-term supply contracts, technological innovation, price, convenience of use, service, product performance, product potential for overall cost effectiveness and productivity gains and product warranty provisions. Some products in this segment can be subject to rapid product obsolescence. Although Abbott has benefited from technological advantages of certain of its current products, these advantages may be reduced or eliminated as competitors introduce new products.

Ross Products

        The Ross Products segment's products include a broad line of pediatric and adult nutritionals. These products are sold primarily on the recommendation of physicians or other health care professionals. The Ross Products segment also includes specialty pharmaceuticals. In the third quarter of 2003, Abbott acquired ZonePerfect Nutrition Company, a marketer of healthy and nutritious products for active people.

        Principal products in the Ross Products segment include:

  •
  various forms of prepared infant formula, including Similac®Advance®, Similac®, Similac®2, Isomil®Advance®, Isomil®, Isomil®2, Alimentum®, and Similac® NeoSure®;

  •
  other adult and pediatric products, including Ensure®, Ensure Plus®, Ensure® High Protein, Jevity®, Glucerna®, Pulmocare®, ProSure®, PediaSure®, and Pedialyte®;

  •
  the pharmaceutical product, Survanta®; and

  •
  ZonePerfect® bars.

In addition, the Ross Products segment co-promotes Synagis®, for prevention of respiratory syncytial virus, under an agreement with MedImmune Inc., Xopenex®, for the treatment of respiratory disorders, under an agreement with Sepracor Inc., and Oxandrin®, for the promotion of anabolic activity (weight gain), under an agreement with Savient Pharmaceuticals, Inc.

        The Ross Products segment markets its products in the United States and generally sells nutritional products directly to retailers, wholesalers, health care facilities and government agencies. In most cases, these products are distributed from Abbott-owned distribution centers or public warehouses. Currently, primary marketing efforts for nutritional products are directed toward securing the recommendation of Abbott's brand of products by physicians or other health care professionals. In addition, nutritional products are also promoted through direct to consumer marketing efforts. Similac®Advance®, PediaSure®, Pedialyte®, Ensure® and Glucerna® retail products are promoted directly to the public by consumer advertising. These products are generally sold directly to retailers and wholesalers.

        The Ross Products segment's pharmaceutical products are generally marketed directly to physicians, health care facilities and government agencies and sold through wholesalers. In most cases, they are distributed from Abbott-owned distribution centers or public warehouses. Primary marketing efforts for this segment's pharmaceutical products are directed at securing the prescription of these products by physicians.

        Competition for nutritional products in the Ross Products segment is generally from other diversified consumer and health care manufacturers. Competitive factors include consumer advertising, formulation, packaging, scientific innovation, price, and availability of private label product forms. Competition for pharmaceutical products in the Ross Products segment is generally from other health care and pharmaceutical companies. A significant aspect of competition is the search for technological innovations. The introduction of new products by competitors and changes in medical practices and procedures can result in product obsolescence. Price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products which are off-patent.

International

        The International segment's products include a broad line of hospital, pharmaceutical, and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. These products are sold primarily on the prescription or recommendation of physicians and other health care professionals. This segment also includes consumer products.

        The International segment's principal products include:

  •
  the anti-infectives clarithromycin, sold under the trademarks Biaxin®, Klacid® and Klaricid®, tosufloxacin, sold in Japan under the trademark Tosuxacin®, and various forms of the antibiotic erythromycin, sold primarily as PCE® or polymer-coated erythromycin, Erythrocin®, and E.E.S.®;

  •
  the anti-virals Kaletra® and Norvir®, protease inhibitors for the treatment of HIV infection;

  •
  Lupron®, also marketed as Lucrin®, and Lupron Depot® used for the palliative treatment of advanced prostate cancer, treatment of endometriosis and central precocious puberty, and for the preoperative treatment of patients with anemia caused by uterine fibroids;

  •
  Synthroid® for the treatment of hypothyroidism;

  •
  Humira® for the treatment of rheumatoid arthritis;

  •
  Ogastro®, also marketed as Prevacid® (lansoprazole), a proton pump inhibitor for the short-term treatment of duodenal ulcers, gastric ulcers, and erosive esophagitis;

  •
  various cardiovascular products, including Loftyl®, a vasoactive agent, Mavik® (also marketed as Goptin®), Isoptin® and Tarka® for the treatment of hypertension, Hytrin® (also marketed as Hitrin® and Flotrin®) used for the treatment of hypertension and benign prostatic hyperplasia and candesartan (sold under the trademarks Blopress® and Tiadyl®), an angiotension 2 antagonist;

  •
  Reductil® (also marketed as Reductyl™ and Reductal™) for the treatment of obesity;

  •
  various forms of infant formulas and follow-on formulas, including Similac®, Advance®, Gain®, and Abbott Grow®;

  •
  various adult medical nutritionals, including Ensure®, Glucerna®, and Jevity®;

  •
  a broad line of hospital products, including the anesthesia products sevoflurane (sold outside of the United States primarily under the trademark Sevorane® and in a few other markets as Ultane®), isoflurane and enflurane;

  •
  specialty injectables, such as Calcijex® and Survanta®; and

  •
  electronic drug delivery systems sold in select international markets.

        The International segment's pharmaceutical and nutritional products are generally sold directly to government agencies, retailers, wholesalers, and health care facilities. In most cases, they are distributed from Abbott-owned distribution centers. Certain products are co-marketed or co-promoted with other companies. Some of these products are marketed and distributed through distributors. Primary marketing efforts for pharmaceutical products are directed toward securing the prescription of Abbott's brand of products by physicians. Primary marketing efforts for nutritional products are directed toward securing the recommendation of Abbott's brand of products by physicians or other health care professionals. The International segment's hospital products are generally distributed to wholesalers and directly to hospitals from distribution centers maintained by Abbott.

        Competition for the International segment's pharmaceutical products is generally from other health care and pharmaceutical companies. A significant aspect of competition is the search for technological innovations. The introduction of new products by competitors and changes in medical practices and procedures can result in product obsolescence. Price can also be a factor. In addition, the substitution of generic drugs for the brand prescribed has increased competitive pressures on pharmaceutical products. Competition for the segment's nutritional products is generally from other health care manufacturers and food companies. Nutritional products are subject to competition in price, scientific innovation, formulation, and promotional initiatives. The International segment's hospital products are subject to competition in technological innovation, price, convenience of use, product warranty provisions, service, product performance, long-term supply contracts, and product potential for overall cost effectiveness and productivity gains. Products in this segment can be subject to rapid product obsolescence. Although Abbott has benefited from technological advantages of certain of its current products, these advantages may be reduced or eliminated as competitors introduce new products.

TAP Pharmaceutical Products Inc.

        Under an agreement between Abbott and Takeda Chemical Industries, Ltd. of Japan (Takeda), TAP Pharmaceutical Products Inc. (owned 50 percent by Abbott and 50 percent by an affiliate of Takeda), together with its subsidiary, TAP Pharmaceuticals Inc. (TAP), develops and markets pharmaceutical products primarily for the United States and Canada. TAP markets Lupron®, an LH-RH analog, and Lupron Depot®, a sustained release form of Lupron®, in the United States. Lupron® and Lupron Depot® are used principally for the palliative treatment of advanced prostate cancer and for the treatment of endometriosis and central precocious puberty and for the preoperative treatment of patients with anemia caused by uterine fibroids. TAP also markets Prevacid® (lansoprazole), a proton pump inhibitor. Its principal indications are for short-term treatment of duodenal ulcers, gastric ulcers and erosive esophagitis.

        TAP's products are generally sold directly to physicians, retailers, wholesalers, health care facilities, and government agencies. In most cases, they are distributed for TAP from Abbott-owned distribution centers. Primary marketing efforts for pharmaceutical products are directed toward securing the prescription of TAP's brand of products by physicians. Managed care purchasers (for example, health maintenance organizations and pharmacy benefit managers) are increasingly important customers. Competition is generally from other pharmaceutical companies. A significant aspect of competition is the search for technological innovations. The introduction of new products by competitors and changes in medical practices and procedures can result in product obsolescence. Price can also be a factor. In addition, the availability of over-the-counter drugs or the substitution of generic drugs for the brand prescribed has increased competitive pressures.

The Spin-Off

        In August 2003, Abbott announced a plan to create a separate publicly traded company for its existing core hospital products business. The new company, Hospira, Inc., will own the worldwide core hospital products business historically conducted by Abbott including: medication delivery systems, such as electronic drug delivery systems and infusion therapy, and critical care devices; specialty injectable pharmaceuticals, including generic and proprietary products; and injectable pharmaceutical contract manufacturing. Hospira, which is expected to be spun off in the first half of 2004, will include most of Abbott's Hospital Products segment and portions of Abbott's International segment. Abbott will retain all of its other pharmaceutical, diagnostic, and nutritionals businesses. In addition, Abbott is retaining the following businesses that have historically been part of Abbott's hospital products business: hospital operating room pharmaceuticals, proprietary hospital pharmaceuticals, pain management products, vascular devices and the orthopedic devices business.

        Net sales (excluding sales to Abbott) for the businesses that will be owned by Hospira as of the spin-off were $2.4 billion for the year ended December 31, 2003. Net earnings for the Hospira businesses were $260 million for the year ended December 31, 2003.

        The spin-off is intended to take the form of a tax-free distribution to Abbott shareholders of publicly traded stock of Hospira. Abbott has received a ruling from the Internal Revenue Service confirming the tax-free nature of this transaction with respect to U.S. federal income taxes and will file an application to list Hospira's common stock on the New York Stock Exchange. The expected stock distribution ratio will be determined at a future date. As part of the separation, Abbott expects to incur debt under senior unsecured borrowings that will be assumed by Hospira at the time of the spin-off. Abbott will retain the proceeds from the borrowing. The spin-off is expected to be completed in the first half of 2004, pending final approval of the transaction by the Abbott Board of Directors.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "forecasts," variations of these words and similar expressions are intended to identify these forward-looking statements. Certain factors, including but not limited to those listed below, may cause actual results to differ materially from current expectations, estimates, projections, forecasts and from past results.

  •
  Competitive factors, including: (i) pricing pressures, both in the United States and abroad, primarily from managed care groups and government agencies, (ii) the development of new products by competitors having lower prices or superior performance or that are otherwise competitive with Abbott's current products, (iii) generic competition when Abbott's products lose their patent or regulatory protection, (iv) technological advances, patents and registrations obtained by competitors, and (v) business combinations among Abbott's competitors or major customers.

  •
  Difficulties and delays inherent in the development, manufacturing, marketing, or sale of products, including: (i) uncertainties in the United States Food and Drug Administration and foreign regulatory approval processes, (ii) delays in the receipt of or the inability to obtain required approvals, (iii) efficacy or safety concerns, (iv) the suspension, revocation, or adverse amendment of the authority necessary for manufacture, marketing, or sale, (v) the imposition of additional or different regulatory requirements, such as those affecting labeling, (vi) seizure or recall of products, (vii) the failure to obtain, the imposition of limitations on the use of, or the loss of patent and other intellectual property rights, (viii) loss of regulatory exclusivity, (ix) manufacturing or distribution problems, (x) restrictions on imports or exports, (xi) problems with licensors, suppliers and distributors, and (xii) labor disputes, strikes, slow-downs or other forms of labor or union activity.

  •
  Governmental action including: (i) new laws, regulations and judicial and administrative decisions related to health care availability, method of delivery, or the method or amount of payment or reimbursement for health care products and services, (ii) changes in the United States Food and Drug Administration and foreign regulatory approval processes that may delay or prevent the approval of new products and result in lost market opportunity, (iii) new laws, regulations and judicial and administrative decisions affecting pricing or marketing, and costs, and (iv) changes in the tax laws, regulations, and interpretations relating to Abbott's operations, including laws related to the remittance of foreign earnings.

  •
  Changes in economic conditions over which Abbott has no control, including changes in the rate of inflation, business conditions, interest rates, foreign currency exchange rates, market value of Abbott's equity investments, and the performance of investments held by Abbott's employee benefit trusts.

  •
  Changes in business and political conditions, including (i) war, political instability, terrorist attacks in the United States and other parts of the world, the threat of future terrorist activity in the United States and other parts of the world and related U.S. military action, and (ii) the cost and availability of insurance due to any of the foregoing events.

  •
  Changes in Abbott's business units and investments and changes in the relative and absolute contribution of each to earnings resulting from evolving business strategies and opportunities existing now or in the future, such as acquisitions, restructurings or dispositions, including the acquisition of i-STAT and the planned acquisition of TheraSense and the planned spin-off of Abbott's core global hospital products business.

  •
  Changes in costs or expenses, including variations resulting from (i) changes in product mix and changes in tax rates both in the United States and abroad and (ii) the planned spin-off of Abbott's core global hospital products business.

  •
  Legal difficulties, any of which could preclude commercialization of products or adversely affect profitability, including: (i) claims asserting antitrust violations, (ii) claims asserting securities law violations, (iii) claims asserting violations of the Federal False Claims Act, Anti-Kickback Statute, or other violations in connection with Medicare and/or Medicaid reimbursement, (iv) claims asserting violations of the Prescription Drug Marketing Act, (v) derivative actions, (vi) product liability claims, (vii) disputes over intellectual property rights (including patents), (viii) environmental matters, (ix) issues regarding compliance with any governmental consent decree, including the consent decree between Abbott and the United States Food and Drug Administration, and Abbott's ability to successfully return diagnostic products affected by this consent decree to market, and (x) issues regarding compliance with any corporate integrity agreement, including the corporate integrity agreement between Abbott and the Office of Inspector General for the U.S. Department of Health and Human Services.

  •
  Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission or the American Institute of Certified Public Accountants.

        In light of these risks, uncertainties and assumptions, the events anticipated by Abbott's forward-looking statements might not occur. For those statements, Abbott claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements, which speak only as of the date made. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments, or otherwise.

USE OF PROCEEDS

        Abbott will use the net proceeds from the sale of the Notes for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,					Pro Forma Year Ended December 31, 2003
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges	17.9	22.2	6.0	13.1	15.7	13.0

        For purposes of calculating the ratio of earnings to fixed charges, earnings have been calculated by adjusting net earnings for taxes on earnings, interest expense, amortization of capitalized interest, net of capitalized interest, minority interest and the portion of rentals representative of the interest factor. Abbott considers one-third of rental expense to be the amount representing return on capital. Fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.

        The pro forma ratio of earnings to fixed charges gives effect to the increased interest expense from the issuance of the 2011 Notes based on an actual interest rate of 3.75% per year, the issuance of the 2014 Notes based on an actual interest rate of 4.35% per year, the issuance of the $500 million 3.5% Notes due 2009 issued by Abbott in February 2004 and the effect of the planned spin-off of Abbott's core global hospital products business, as if each of these events had occurred as of the first day of the pro forma period noted above, and the reduction of interest expense resulting from any borrowings under Abbott's $750 million credit facility during the pro forma period noted above. For more information regarding the spin-off of Abbott's core global products business, see "Abbott Laboratories—The Spin-Off."

CAPITALIZATION

        The following table sets forth, as of December 31, 2003, Abbott's consolidated capitalization (a) on a historical basis, (b) on a pro forma basis to give effect to the $500 million 3.5% Notes due 2009 issued by Abbott in February 2004, (c) on a pro forma basis as adjusted to give effect to the offering and the application of the net proceeds from this offering and (d) on a pro forma as further adjusted basis to give effect to Abbott's planned spin-off of Hospira. See "Use of Proceeds" and "Abbott Laboratories—The Spin-Off."

	At December 31, 2003
	Actual	Pro Forma	Pro Forma As Adjusted	Pro Forma As Further Adjusted
	(In Thousands)
Long term debt:
6.8% Notes due 2005	$150,000	150,000	150,000	150,000
5.625% Notes due 2006	1,600,000	1,600,000	1,600,000	1,600,000
6.4% Notes due 2006	250,000	250,000	250,000	250,000
0.77% Yen Notes due 2007	91,324	91,324	91,324	91,324
6.0% Notes due 2008	200,000	200,000	200,000	200,000
5.4% Notes due 2008	200,000	200,000	200,000	200,000
1.05% Yen Notes due 2008	456,621	456,621	456,621	456,621
3.5% Notes due 2009	—	500,000	500,000	500,000
1.51% Yen Notes due 2010	136,986	136,986	136,986	136,986
1.95% Yen Notes due 2013	228,311	228,311	228,311	228,311
3.75% Notes due 2011 offered hereby	—	—	500,000	500,000
4.35% Notes due 2014 offered hereby	—	—	500,000	500,000
Other	139,087	139,087	139,087	139,087

Total long term debt	3,452,329	3,952,329	4,952,329	4,952,329
Total shareholders' investment	13,072,258	13,072,258	13,072,258	12,388,258

Total capitalization	$16,524,587	$17,024,587	$18,024,587	$17,340,587

DESCRIPTION OF NOTES

        The following summary of the particular terms of the Notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the securities contained in the accompanying prospectus, to which description reference is made by this prospectus supplement. The statements in this prospectus supplement concerning the Notes and the Indenture (as defined below) do not purport to be complete. All such statements are qualified in their entirety by reference to the accompanying prospectus and the provisions of the Indenture, the form of which has been filed with the Securities and Exchange Commission.

        Abbott will issue the Notes under an indenture (the "Indenture"), dated as of February 9, 2001, between Abbott and J.P. Morgan Trust Company, N.A., successor in interest to Bank One Trust Company, N.A., as trustee (the "Trustee"). For a description of the rights attaching to different series of debt securities under the Indenture, see "Description of Debt Securities" in the accompanying prospectus.

Title

        3.75% Notes due 2011 and 4.35% Notes due 2014.

Total Initial Principal Amount of Notes

        $500,000,000 of 2011 Notes and $500,000,000 of 2014 Notes.

Maturity of Notes

        The 2011 Notes will mature on March 15, 2011 and the 2014 Notes will mature on March 15, 2014.

Interest Rate on Notes

        The interest rate on the 2011 Notes and 2014 Notes is 3.75% per year and 4.35% per year, respectively, computed on the basis of a 360-day year of twelve 30-day months.

Date Interest Begins to Accrue on Notes

        Interest will begin to accrue on the Notes on March 18, 2004.

Interest Payment Dates

        Abbott will pay interest on the Notes semi-annually on each March 15 and September 15 (each an "Interest Payment Date"). Interest payable on each Interest Payment Date will include interest accrued from March 18, 2004 or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

First Interest Payment Date

        September 15, 2004.

Regular Record Dates for Interest

        Abbott will pay interest payable on any Interest Payment Date to the person in whose name a 2011 Note or 2014 Note is registered at the close of business on March 1 or September 1, as the case may be, next preceding such Interest Payment Date.

Paying Agent

        The Trustee will initially be the securities registrar and paying agent and will act as such only at its offices in New York, New York. Abbott may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities

        The Notes will be represented by one or more global securities registered in the name of the nominee of The Depository Trust Company ("DTC"). Abbott will issue the Notes in denominations of $1,000 and integral multiples of $1,000. Abbott will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC's nominee. See "Description of Debt Securities—Book-Entry Securities" in the accompanying prospectus.

Redemption of the Notes

        The Notes may be redeemed at any time at Abbott's option, in whole or from time to time in part, at a redemption price equal to the sum of (1) the principal amount of any Notes being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount (as defined below), if any.

        If Abbott has given notice as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the redemption date, such Notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such Notes will be to receive payment of the redemption price.

        Abbott will give notice of any optional redemption to holders at their addresses, as shown in the security register for such Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by such holder to be redeemed.

        As used above:

        "Make-Whole Amount" means the excess of (1) the aggregate present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable if such redemption or accelerated payment had not been made, over (2) the aggregate principal amount of the Notes being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made.

        "Reinvestment Rate" for the 2011 Notes and the 2014 Notes means 0.10% and 0.10%, respectively, plus the arithmetic mean of the yields under the respective heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by Abbott.

Trading in DTC

        Indirect holders trading their beneficial interests in the global securities through DTC must trade in DTC's same-day funds settlement system and pay in immediately available funds.

Sinking Fund

        There is no sinking fund.

Defeasance

        The Notes are subject to Abbott's ability to choose "legal defeasance" and "covenant defeasance" as described under the caption "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus.

Definitive Securities

        A permanent global security is exchangeable for definitive Notes registered in the name of any person other than DTC or its nominee, only if:

        (a)   DTC notifies Abbott that it is unwilling or unable to continue as depositary for the global securities or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and Abbott does not appoint a successor within 90 days;

        (b)   in Abbott's discretion at any time, Abbott determines not to have all of the Notes represented by the global securities and notifies the Trustee; or

        (c)   an event of default, as described under the caption "Description of Debt Securities—Events of Default" in the accompanying prospectus, has occurred and is continuing with respect to the Notes.

Same-Day Settlement and Payment

        The underwriters will make settlement for the Notes in immediately available or same-day funds. So long as the Notes are represented by the global securities, Abbott will make all payments of principal and interest in immediately available funds.

        Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, so long as the Notes are represented by the global securities registered in the name of DTC or its nominee, the Notes will trade in DTC's Same-Day Funds Settlement System. DTC will require secondary market trading activity in the Notes represented by the global securities to settle in immediately available or same-day funds. Abbott cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the Notes.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated March 11, 2004, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amounts of Notes indicated below:

Underwriter	Principal Amount of 2011 Notes
ABN AMRO Incorporated	$133,350,000
Morgan Stanley & Co. Incorporated	133,350,000
Banc One Capital Markets, Inc.	133,300,000
BNP Paribas Securities Corp.	36,250,000
ING Financial Markets LLC	16,250,000
Lazard Frères & Co. LLC	16,250,000
SG Cowen Securities Corporation	16,250,000
Harris Nesbitt Corp.	10,000,000
The Williams Capital Group, L.P.	5,000,000

Total	$500,000,000

Underwriter	Principal Amount of 2014 Notes
Citigroup Global Markets Inc.	$133,350,000
Morgan Stanley & Co. Incorporated	133,350,000
Wachovia Capital Markets, LLC	133,300,000
BNP Paribas Securities Corp.	36,250,000
ING Financial Markets LLC	16,250,000
Lazard Frères & Co. LLC	16,250,000
SG Cowen Securities Corporation	16,250,000
Harris Nesbitt Corp.	10,000,000
The Williams Capital Group, L.P.	5,000,000

Total	$500,000,000

        The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Notes offered by this prospectus are subject to the approval of certain legal matters by their counsel and to some other conditions. The underwriters are obligated to take and pay for all of the Notes if any Notes are taken.

        The underwriters propose initially to offer part of the Notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and part to certain securities dealers at such prices less a concession not in excess of .375% of the principal amount of the 2011 Notes and .400% of the principal amount of the 2014 Notes. The underwriters may allow, and those dealers may reallow, a concession not in excess of .250% of the principal amount of the 2011 Notes and .250% of the principal amount of the 2014 Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

        The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the Notes. We estimate that we will spend approximately $300,000 for printing, rating agencies, trustee and legal fees and other expenses related to this offering.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        We do not intend to apply for listing of the Notes on a national securities exchange, but have been advised by the underwriters that they intend to make a market in the Notes. The underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

        In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may sell more Notes than they are obligated to purchase in connection with the offering of the Notes, creating a naked short position for their own account. The underwriters must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase Notes in the offering. As an additional means of facilitating the offering of the Notes, the underwriters may bid for, and purchase, the Notes in the open market to stabilize the price of the Notes. Finally, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in this offering, if the syndicate repurchases previously distributed Notes to cover syndicate short positions or to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Tokyo-Mitsubishi Securities (USA), Inc., an NASD member and an affiliate of the Bank of Tokyo-Mitsubishi, Ltd., is being paid a referral fee by Lazard Frères & Co. LLC. Bank of Tokyo-Mitsubishi, Ltd. is a syndicate member of our revolving credit facilities.

        The underwriters and their affiliates have provided and in the future may continue to provide investment banking and other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

LEGAL OPINIONS

        Certain legal matters in connection with the offering of the Notes will be passed upon for Abbott by Jose M. de Lasa, Esq., Abbott's Executive Vice President and General Counsel, and by Mayer, Brown, Row & Maw LLP, Chicago, Illinois, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. Skadden, Arps, Slate, Meagher & Flom LLP and its affiliates from time to time also represent Abbott in connection with other matters.

PROSPECTUS

$1,500,000,000

Abbott Laboratories

Debt Securities

        By this prospectus, Abbott may offer from time to time a total of up to $1,500,000,000 of debt securities.

        Abbott will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 14, 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Abbott filed with the Securities and Exchange Commission under the "shelf registration" process. Under this shelf registration process, Abbott may, from time to time, sell debt securities for up to $1,500,000,000 under this prospectus. This prospectus provides you with a general description of the securities Abbott may offer. Each time Abbott sells securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

ABBOTT LABORATORIES

        Abbott Laboratories is an Illinois corporation incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products.

        Abbott has five reporting revenue segments:

  (1)
  Pharmaceutical Products—includes a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

  (2)
  Diagnostic Products—includes diagnostic systems and tests for blood banks, hospitals, commercial laboratories, alternate-care testing sites and consumers.

  (3)
  Hospital Products—includes drugs and drug delivery systems, perioperative and intensive care products, cardiovascular products, products for treating pain, renal products, oncology products, intravenous and irrigation solutions and related manual and electronic administration equipment for hospitals and alternate-care sites. On August 22, 2003, Abbott announced its plan to spin-off much of its core global hospital products business into a new, publicly traded company.

  (4)
  Ross Products—includes a broad line of adult and pediatric nutritionals. These products are sold primarily on the recommendation of physicians or other health care professionals. The segment also includes specialty pharmaceuticals.

  (5)
  International—includes a broad line of hospital, pharmaceutical, and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. These products are sold primarily on the prescription or recommendation of physicians and other health care professionals. This segment also includes consumer products.

        Abbott also has a 50 percent owned joint venture, TAP Pharmaceutical Products Inc. TAP and its subsidiary develop and market pharmaceutical products primarily for the United States and Canada.

        Abbott purchases, in the ordinary course of business, raw materials and supplies essential to Abbott's operations from numerous suppliers in the United States and abroad. Abbott markets products in approximately 130 countries through affiliates and distributors. Most of Abbott's products are sold both in the United States and internationally. Abbott employs approximately 71,800 persons in its various offices, plants and facilities located throughout the world. Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (847) 937-6100.

USE OF PROCEEDS

        Abbott will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will be issued under an indenture between Abbott and Bank One Trust Company, N.A., as trustee. The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the indenture that is incorporated by reference as an exhibit to the registration statement for additional information.

        The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.

General

        Abbott may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be Abbott's unsecured and unsubordinated obligations and will rank equally and ratably with Abbott's other unsecured and unsubordinated obligations.

        Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Abbott for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

        The prospectus supplement will describe the following terms of the debt securities Abbott is offering:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the debt securities is payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

  •
  the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

  •
  the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent in U.S. currency;

  •
  if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

  •
  if the principal of or any premium or interest on any debt securities is to be payable, at Abbott's election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  •
  if other than the debt securities' principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity;

  •
  the applicability of the provisions described in the section of this prospectus captioned, "Defeasance and Covenant Defeasance;"

  •
  if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned "Book-Entry Securities," the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

  •
  any other terms of the debt securities.

        Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security that provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

        The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

        The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or other successor depository Abbott appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

        DTC will act as securities depository for the securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to Abbott as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from Abbott or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or Abbott, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Abbott or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

        A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

        DTC may discontinue providing its services as securities depository for the debt securities at any time by giving reasonable notice to Abbott or the trustee. Under these circumstances, if a successor securities depository is not obtained, then debt security certificates must be delivered.

        Abbott may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Abbott believes to be reliable, but Abbott takes no responsibility for their accuracy.

Certain Covenants of the Company

        Restrictions on Secured Debt.    Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. Abbott is not required to secure the debt securities, however, if after securing such debt securities, the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of Abbott's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

  •
  mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary;

  •
  mortgages in favor of Abbott or any domestic subsidiary;

  •
  mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

  •
  mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days after the time of acquisition;

  •
  mortgages existing on the first date on which the debt security is authenticated by the trustee;

  •
  mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

  •
  any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive.

        The following are the meanings of terms that are important in understanding the restrictive covenants described above:

  •
  "subsidiary" means any corporation of which Abbott directly or indirectly owns or controls stock, which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that corporation's board of directors. The term does not include any corporation that does not own a principal domestic property and Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that Abbott's existing aggregate investments, including those of its domestic subsidiaries, in the corporation are not of material importance to the total business conducted, or assets owned, by Abbott or its domestic subsidiaries.

  •
  "domestic subsidiary" means a subsidiary of Abbott that transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary that:

  (1)
  is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property; or

  (2)
  does not own a principal domestic property.

  •
  "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or one of Abbott's subsidiaries and having a net book value in excess of 2% of Abbott's consolidated net assets, other than any such building, structure or other facility or a portion which is an air or water pollution control facility financed by state or local governmental obligations or which Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

  •
  "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott's consolidated balance sheet contained in the latest annual report to Abbott's stockholders and prepared in accordance with generally accepted accounting principles.

  •
  "attributable debt" means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

        Restrictions on Sales and Leasebacks.    Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

  •
  Abbott or the domestic subsidiary could incur debt secured by a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

  •
  Abbott, within 120 days after the sale or transfer by Abbott or any domestic subsidiary, applies to the retirement of Abbott's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

  (1)
  the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

  (2)
  the fair market value of the principal domestic property sold and leased,

    subject to credits for certain voluntary retirements of funded debt.

Events of Default

        With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

  •
  failure to pay any interest on any debt security of that series when due, continued for 30 days;

  •
  failure to pay principal of or any premium on any debt security of that series when due;

  •
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  Abbott's failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

  •
  certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

  •
  any other event of default provided with respect to debt securities of that series.

        If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities. The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

        The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable security or indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

        A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default;

  •
  the holders of at least 25 percent in principal amount of the debt securities of that series have made written request to the trustee to institute such proceeding as trustee;

  •
  the trustee has not instituted proceedings within 60 days after receipt of such notice; and

  •
  the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request during the 60 day period.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on its debt securities on or after the respective due dates.

        Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.

Modification and Waiver

        Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or the premium payable upon redemption, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

  •
  change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security on or after the stated maturity thereof, or in the case of redemption, on or after the redemption date;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

        The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

        Abbott may not consolidate with or merge into any other company or entity or convey, transfer or lease its properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with Abbott or convey, transfer or lease its properties and assets substantially as an entirety to Abbott, unless:

  •
  in the case Abbott consolidates with or merges into another person or conveys, transfers or leases its properties and assets substantially as an entirety to any person, the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott's properties and assets substantially as an entirety is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott's obligations on the debt securities under a supplemental indenture;

  •
  immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

  •
  if Abbott's properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

  •
  Abbott has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

        The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott's option, Abbott:

  •
  will be discharged from any and all obligations in respect of the debt securities of that series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

  •
  need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, "Certain Covenants of the Company," and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, "Event of Default" will no longer be an event of default, in each case, if Abbott deposits, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.

        Abbott may establish this trust only if, among other things:

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving Abbott's bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

  •
  the defeasance will not cause the trustee to have any conflicting interest with respect to any other of Abbott's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company";

  •
  the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

  •
  Abbott has delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If Abbott fails to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the first sentence of this section and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.

Concerning the Trustee

        Bank One Trust Company, N.A. is trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.

PLAN OF DISTRIBUTION

        Abbott may sell the securities:

  •
  directly to purchasers, or

  •
  through agents, underwriters or dealers, or

  •
  through a combination of any of these methods of sale.

        Abbott may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

        Abbott may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Abbott pays them. Agents may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Abbott and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

        If Abbott uses any underwriters in the sale, Abbott will enter into an underwriting agreement with them at the time of sale. The names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933. The underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

        If Abbott uses dealers in the sale of the securities, Abbott will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

        The debt securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in debt securities. Abbott cannot predict the activity or liquidity of any trading in the debt securities.

LEGAL OPINIONS

        Certain legal matters in connection with the securities offered hereby will be passed upon for Abbott by Jose M. de Lasa, Esq., Abbott's Senior Vice President, General Counsel and Secretary, and by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois, and for the underwriters, dealers and agents, if any, by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. As of September 22, 2003 Mr. de Lasa beneficially owned approximately 144,204 Abbott common shares and held options to acquire 701,636 shares, of which options to purchase 494,527 shares are currently exercisable. (These amounts include approximately 2,234 shares held for the benefit of Mr. de Lasa in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan). The opinions of Mr. de Lasa, Mayer, Brown, Rowe & Maw LLP and Skadden, Arps, Slate, Meagher & Flom (Illinois) may be conditioned upon, and may be subject to certain assumptions regarding, future action required to be taken by Abbott and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any securities. The opinions of Mr. de Lasa, Mayer, Brown, Rowe & Maw LLP and Skadden, Arps, Slate, Meagher & Flom (Illinois) with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Skadden, Arps, Slate, Meagher & Flom (Illinois) from time to time also represents Abbott in connection with certain other matters.

EXPERTS

        The Abbott Laboratories and subsidiaries consolidated financial statements and the related financial statement schedule as of December 31, 2002 and for the year then ended incorporated in this registration statement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express unqualified opinions and include explanatory paragraphs relating to the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements and the related financial statement schedules that were audited by other auditors who have ceased operations and for which Deloitte & Touche LLP have expressed no opinion or other form of assurance other than with respect to such disclosures), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Abbott as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2002, which are incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

        Abbott has not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to being named in this registration statement as having certified Abbott's consolidated financial statements for each of the years in the two-year period ended December 31, 2001, as required by Section 7 of the Securities Act. Accordingly, Arthur Andersen LLP may not have any liability under Section 11 of the Securities Act of 1933 for false and misleading statements and omissions contained in this prospectus, including the financial statements, and any claims against Arthur Andersen LLP related to any such false and misleading statements and omissions may be limited.

        The TAP Pharmaceutical Products Inc. and subsidiaries consolidated financial statements and the related financial statement schedule as of December 31, 2002 and for the year then ended incorporated in this registration statement by reference from Abbott's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Abbott files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Abbott files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Abbott's SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. Abbott's common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and information about Abbott also is available there.

        This prospectus is part of a registration statement that Abbott filed with the SEC. The SEC allows Abbott to "incorporate by reference" the information Abbott files with the SEC. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

  •
  Current Report on Form 8-K (Items 5 and 7) filed on July 10, 2003; and

  •
  Current Report on Form 8-K filed on August 22, 2003.

Abbott also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until Abbott has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Abbott's subsequent filings with the SEC will automatically update and supersede information in this prospectus.

        You may obtain a copy of these filings at no cost by writing to or telephoning Abbott at the following address and telephone number:

Abbott Laboratories 100 Abbott Park Road Abbott Park, Illinois 60064-6020 Attention: Jose M. de Lasa, Senior Vice President, Secretary and General Counsel Phone: (847) 937-8905

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

$1,000,000,000

Abbott Laboratories

$500,000,000 3.75% Notes due 2011
$500,000,000 4.35% Notes due 2014

PROSPECTUS SUPPLEMENT

March 11, 2004

For 2011 Notes
Joint Book-Running Managers
ABN AMRO Incorporated		Morgan Stanley
Joint Lead Manager
Banc One Capital Markets, Inc.
Co-Managers
BNP Paribas	Harris Nesbitt	ING Financial Markets
Lazard	SG Cowen	The Williams Capital Group, L.P.

For 2014 Notes
Joint Book-Running Managers
Citigroup		Morgan Stanley
Joint Lead Manager
Wachovia Securities
Co-Managers
BNP Paribas	Harris Nesbitt	ING Financial Markets
Lazard	SG Cowen	The Williams Capital Group, L.P.

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TABLE OF CONTENTS
ABBOTT LABORATORIES
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL OPINIONS
ABOUT THIS PROSPECTUS
ABBOTT LABORATORIES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION